Exhibit 99.1

American Eagle Outfitters Reports March Sales of $267.3 Million

Same Store Sales Decrease 12%

Lowers First Quarter EPS Guidance

PITTSBURGH, PA - April 10, 2008 - - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended April 5, 2008 decreased 2% to $267.3 million, compared to $271.4 million for the five weeks ended April 7, 2007. Comparable store sales were down 12% for the month, compared to a 20% increase for the same period last year.

March sales were well below the company's recent expectations. Traffic and sales trends were weak throughout the month. Additionally, traffic over Easter and peak spring break periods was lower than anticipated.

Total sales for the year-to-date nine week period ended April 5, 2008 increased 1% to $442.4 million, compared to $437.7 million for the nine week period ended April 7, 2007. Comparable stores sales for the period decreased 9% for the year-to-date period compared to the same nine week period last year.

The company is lowering its first quarter earnings guidance to $0.18 to $0.20 per share, compared to $0.35 per share last year. The company's previous guidance was $0.25 to $0.27 per share.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 858 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships to more than forty countries around the world. The American Eagle brand also includes a Dormwear collection, aerie, which is available in 39 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. 77E, a new multi-channel entertainment platform, features original and user-generated content on ae.com, in AE stores, on television, and on Web sites such as Youtube, MySpace and Facebook. For more information, visit www.ae.com.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 20 stores. For additional information and updates, visit www.martinandosa.com. The company plans to launch a children's apparel brand, 77kids by american eagle, offering on-trend, high-quality clothing and accessories for kids age two to 10. 77kids will debut online at www.77kids.com during Fiscal 2008, with brick-and-mortar stores in the U.S. planned for 2010.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's first quarter sales and earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300